Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 23, 2015

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2015 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 23, 2015 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2015.

Consolidated net income available to common stockholders for the first quarter of 2015 was $88.5 million, or $1.71 per diluted common share, compared to $58.0 million, or $1.13 per diluted common share, for the fourth quarter of 2014, and $91.0 million, or $1.95 per diluted common share, for the first quarter of 2014. Consolidated net income for the fourth quarter of 2014 included a post-tax net loss of $11.4 million related to the sale of our Indian subsidiary, SVB India Finance Private Limited ("SVBIF"). Excluding this loss, net income for the fourth quarter of 2014 was $69.4 million, or $1.36 per diluted common share. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

"We delivered outstanding performance in the first quarter marked by healthy average loan growth, solid credit quality, exceptional client liquidity, and strong venture capital investment and warrant gains," said Greg Becker, President and CEO of SVB Financial Group.  These results reflect our ability to execute consistently, despite competitive and market challenges, on our vision of being the bank for innovative companies and their investors worldwide."

Highlights of our first quarter 2015 results (compared to fourth quarter 2014, unless otherwise noted) included:

•	Average loan balances (net of unearned income) of $14.0 billion, an increase of $1.3 billion (or 10.6 percent).

•	Average investment securities, excluding non-marketable and other securities, of $21.1 billion, an increase of $0.5 billion (or 2.4 percent).

•
Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $67.5 billion, an increase of $3.0 billion (or 4.7 percent) with average on-balance sheet deposits increasing by $1.3 billion (or 3.9 percent) and average off-balance sheet client investment funds increasing by $1.8 billion (or 5.5 percent).

•	Issuance of $350.0 million of 3.50% Senior Notes due January 2025.

•	Net interest income (fully taxable equivalent basis) of $239.3 million, an increase of $4.1 million (or 1.8 percent).

•	Net interest margin of 2.64 percent, a decrease of 2 basis points.

•	Provision for loan losses of $6.5 million, compared to $40.4 million.

•
Gains on investment securities of $83.2 million, compared to $94.8 million. Non-GAAP gains on investment securities, net of noncontrolling interests, were $19.6 million, compared to gains of $16.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Gains on equity warrant assets of $20.3 million, compared to $20.2 million.

•	Non-GAAP core fee income increased $2.9 million (or 5.2 percent) to $58.2 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures”.)

•	Noninterest expense of $196.1 million, an increase of $10.0 million (or 5.4 percent).

•	Implementation of the new "Basel III" regulatory capital rules, effective January 1, 2015. See Capital Ratios section for further details.

•
As of January 1, 2015, we adopted, and retrospectively applied, ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, resulting in a revision of prior period amounts. The adoption of this guidance did not have a material impact on our prior period results. See Income Tax Expense section for further details.

First Quarter 2015 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Income statement:
Diluted earnings per common share (8)	$1.71	$1.13	$1.24	$1.04	$1.95
Net income available to common stockholders (8)	88.5	58.0	64.0	51.0	91.0
Net interest income	238.9	234.7	220.6	205.0	196.3
Provision for loan losses	6.5	40.4	16.6	1.9	0.5
Noninterest income	172.0	167.6	80.2	14.2	310.2
Noninterest expense (8)	196.1	186.1	179.8	170.9	170.4
Non-GAAP net income available to common stockholders (1) (8)	88.5	69.4	64.0	51.0	91.0
Non-GAAP diluted earnings per common share (1) (8)	1.71	1.36	1.24	1.04	1.95
Non-GAAP core fee income (1)	58.2	55.3	53.3	50.0	50.9
Non-GAAP noninterest income, net of noncontrolling interests (1)	109.8	104.3	75.3	49.5	123.5
Non-GAAP noninterest expense, net of noncontrolling interests (1) (8)	190.6	180.5	175.0	165.7	167.1
Fully taxable equivalent:
Net interest income (2)	$239.3	$235.2	$221.0	$205.4	$196.8
Net interest margin	2.64%	2.66%	2.73%	2.79%	3.13%
Balance sheet:
Average total assets	$39,300.6	$37,590.2	$34,598.3	$31,745.6	$27,767.6
Average loans, net of unearned income	14,046.4	12,703.4	11,439.5	11,080.6	10,767.7
Average available-for-sale securities	13,571.2	13,526.5	12,446.8	13,397.3	12,248.9
Average held-to-maturity securities (3)	7,569.8	7,115.3	5,775.6	1,793.7	—
Average noninterest-bearing demand deposits	25,169.0	23,701.1	21,502.5	19,472.5	16,880.5
Average interest-bearing deposits	8,688.8	8,889.0	8,223.8	7,704.6	6,795.9
Average total deposits	33,857.8	32,590.0	29,726.3	27,177.1	23,676.4
Average long-term debt	694.3	453.8	454.2	454.7	455.2
Period-end total assets (8)	39,696.0	39,340.0	36,037.2	33,307.8	29,706.1
Period-end loans, net of unearned income	14,439.6	14,384.3	12,017.2	11,348.7	10,833.9
Period-end available-for-sale securities	13,746.9	13,540.7	13,333.4	11,672.8	12,843.1
Period-end held-to-maturity securities	7,816.8	7,421.0	6,662.0	5,463.9	—
Period-end non-marketable and other securities (8)	1,706.9	1,728.1	1,702.2	1,756.0	1,769.1
Period-end noninterest-bearing demand deposits	25,716.6	24,583.7	22,461.1	20,235.5	18,314.8
Period-end interest-bearing deposits	8,135.0	9,759.8	8,662.1	8,117.0	7,162.1
Period-end total deposits	33,851.6	34,343.5	31,123.1	28,352.5	25,476.9
Off-balance sheet:
Average client investment funds	$33,625.1	$31,868.1	$30,988.2	$30,152.6	$27,134.7
Period-end client investment funds	35,169.8	32,367.7	31,143.9	30,376.0	28,237.8
Total unfunded credit commitments	15,485.5	14,705.8	14,631.6	13,570.0	12,371.3
Earnings ratios:
Return on average assets (annualized) (4) (8)	0.91%	0.61%	0.73%	0.64%	1.33%
Non-GAAP return on average assets (annualized) (1) (8)	0.91	0.73	0.73	0.64	1.33
Return on average SVBFG stockholders’ equity (annualized) (5) (8)	12.38	8.14	9.30	8.52	17.57
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1) (8)	12.38	9.74	9.30	8.52	17.57
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.15%	1.14%	1.07%	1.06%	1.13%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.99	1.04	1.05	1.02	1.07
Gross charge-offs as a % of average total gross loans (annualized)	0.16	0.15	0.37	0.23	0.79
Net charge-offs as a % of average total gross loans (annualized)	0.11	0.13	0.28	0.17	0.74
Other ratios:
GAAP operating efficiency ratio (6) (8)	47.73%	46.24%	59.77%	77.99%	33.64%
Non-GAAP operating efficiency ratio (1) (8)	54.61	53.19	59.08	64.99	52.17
Total risk-based capital ratio	13.38	13.92	14.97	15.36	13.41
Bank total risk-based capital ratio	13.35	12.12	13.06	13.41	11.47
Tier 1 leverage ratio	7.71	7.74	8.22	8.74	7.99
Bank tier 1 leverage ratio	7.43	6.64	7.05	7.51	6.72
Period-end loans, net of unearned income, to deposits ratio	42.66	41.88	38.61	40.03	42.52
Average loans, net of unearned income, to average deposits ratio	41.49	38.98	38.48	40.77	45.48
Book value per common share (7) (8)	$58.16	$55.24	$53.48	$52.69	$45.48
Other statistics:
Average full-time equivalent employees	1,955	1,907	1,850	1,768	1,735
Period-end full-time equivalent employees	1,965	1,914	1,881	1,786	1,737

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.4 million for each of the quarters ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014.

(3)	Three months ended June 30, 2014 average balances are reflective of the re-designation from available-for-sale to held-to-maturity effective June 1, 2014.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(5)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.

(6)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

(8)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $239.3 million for the first quarter of 2015, compared to $235.2 million for the fourth quarter of 2014 and $196.8 million for the first quarter of 2014. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2014 to the first quarter of 2015. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1'15 compared to Q4'14
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(101)	$223	$122
AFS / HTM investment securities	1,597	(313)	1,284
Loans	13,813	(10,156)	3,657
Increase (decrease) in interest income, net	15,309	(10,246)	5,063
Interest expense:
Deposits	219	(1,457)	(1,238)
Short-term borrowings	4	5	9
Long-term debt	2,123	17	2,140
Increase (decrease) in interest expense, net	2,346	(1,435)	911
Increase (decrease) in net interest income	$12,963	$(8,811)	$4,152

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2014 to the first quarter of 2015, was primarily attributable to the following:

•
An increase in interest income from loans of $3.7 million to $165.5 million for the first quarter of 2015. The increase was primarily reflective of the increase in average loan balances of $1.3 billion, offset by a decrease in loan yields as well as a decrease in the number of days in the quarter (compared to the fourth quarter of 2014). Our overall loan yields decreased by 27 basis points, to 4.78 percent from 5.05 percent, attributable to a 14 basis point decrease from lower loan fee yields and a 13 basis point decrease in gross loan yields. The decrease in loan fee yields was attributable to a $2.5 million decrease in total prepayment fees during the quarter. Gross loan yields, decreased to 4.09 percent from 4.22 percent, reflective of the continued shift in the mix of our overall loan portfolio. Consistent with recent quarters, our average loan growth during the first quarter of 2015 was primarily driven by private equity/venture capital loans which, on average, tend to have lower yields. Our loan yields were also impacted by the overall low market rate environment and continued competition in the marketplace.

•
An increase in interest income from our fixed income securities in our available-for-sale ("AFS") and held-to-maturity ("HTM") portfolios of $1.3 million to $82.5 million for the first quarter of 2015. Continued reinvestment of maturing fixed income investments, plus investment of excess cash throughout the quarter, contributed to a $0.5 billion increase in average fixed income investments resulting in increased interest income. The overall yield on our fixed income investment securities portfolio increased 2 basis points, primarily reflective of a decrease in the number of days in the first quarter of 2015 (compared to the fourth quarter of 2014), offset slightly by maturities of higher yielding securities. Premium amortization expense during the first quarter of

2015 remained relatively flat, compared to the fourth quarter of 2014. The remaining unamortized premium balance as of March 31, 2015 and December 31, 2014 was $16.4 million (net of discounts of $85.9 million) and $15.4 million (net of discounts of $89.6 million), respectively.

•
Interest income of $5.1 million earned from our loan and fixed income securities portfolios was offset by an increase in overall interest expense of $0.9 million. The increase in interest expense was primarily attributable to the increase in long-term debt interest expense of $2.1 million reflective of the $350 million issuance of our 3.50% Senior Notes in late January 2015, offset by a decrease of $1.2 million in interest paid on our interest-bearing deposits as a result of market rate adjustments.

Net interest margin, on a fully taxable equivalent basis, was 2.64 percent for the first quarter of 2015, compared to 2.66 percent for the fourth quarter of 2014 and 3.13 percent for the first quarter of 2014. The decline in our net interest margin, from the fourth quarter of 2014 to the first quarter of 2015, was primarily attributable to the decrease in loan yields as outlined above, partially offset by a shift in the mix of our interest earning assets to higher yielding loan balances, which represented 38 percent of our interest earning assets during the first quarter of 2015 compared to 36 percent for the fourth quarter of 2014.

Investment Securities

Our investment securities portfolio consists of an available-for-sale securities portfolio and a held-to-maturity portfolio, both of which primarily represent interest-earning fixed income investment securities and are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and credit diversification as well as addressing our asset/liability management objectives; and a non-marketable and other securities portfolio, which primarily represents investments managed as part of our funds management business. Our total period-end fixed income investment securities portfolio increased by $0.6 billion, or 2.9 percent, to $21.6 billion at March 31, 2015. New investments of $1.3 billion included $0.7 billion in agency-issued mortgage securities, primarily consisting of Government National Mortgage Association ("GNMA") backed securities, and the remainder in U.S. Treasuries, as part of our continued focus on limiting our duration risk. The duration of our fixed income investment securities portfolio was 2.7 years at March 31, 2015 compared to 2.8 years at December 31, 2014. Non-marketable and other securities decreased by $21.3 million to $1.7 billion ($510.3 million net of noncontrolling interests) at March 31, 2015.

Available-for-Sale Securities

Average AFS securities were $13.6 billion for the first quarter of 2015, compared to $13.5 billion for the fourth quarter of 2014, an increase of $0.1 billion. Average AFS securities were $12.2 billion for the first quarter of 2014. Period-end AFS securities were $13.7 billion at March 31, 2015, $13.5 billion at December 31, 2014 and $12.8 billion at March 31, 2014. The increase in period-end AFS securities balances from the fourth quarter of 2014 to the first quarter of 2015 was primarily due to purchases of $0.6 billion in fixed rate U.S. Treasury securities, partially offset by paydowns and maturities of $0.4 billion. A decrease in market interest rates at period end resulted in an increase in the fair value of our AFS securities portfolio of $87.1. The $87.1 million increase in fair value is reflected as a $51.9 million (net of tax) increase in accumulated other comprehensive income.

Held-to-Maturity Securities

Average HTM securities were $7.6 billion for the first quarter of 2015, compared to $7.1 billion for the fourth quarter of 2014, an increase of $0.5 billion. Period-end HTM securities were $7.8 billion at March 31, 2015, compared to $7.4 billion at December 31, 2014. The increases in average and period-end balances from the fourth quarter of 2014 to the first quarter of 2015 were primarily due to new investments of $0.7 billion, partially offset by paydowns and maturities of $0.3 billion. New investments were primarily made in GNMA agency-issued mortgage securities.

Non-Marketable and Other Securities

Our non-marketable and other securities portfolio primarily represents investments in venture capital and private equity funds, debt funds and private and public portfolio companies.

Non-marketable and other securities decreased by $21.3 million to $1.7 billion ($510.3 million net of noncontrolling interests) at March 31, 2015, compared to $1.7 billion ($511.8 million net of noncontrolling interests) at December 31, 2014 and $1.8 billion ($491.8 million net of noncontrolling interests) at March 31, 2014. The $21.3 million decrease was primarily due to distributions received from funds in our managed funds of funds and distributions of investments from our managed direct venture funds, partially offset by capital calls made by our managed funds of funds and valuation increases in our managed funds of funds. Reconciliations of our non-GAAP non-marketable and other securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.3 billion to $14.0 billion for the first quarter of 2015, compared to $12.7 billion for the fourth quarter of 2014 and $10.8 billion for the first quarter of 2014. Period-end loans, (net of unearned income) increased by $55.3 million to $14.4 billion at March 31, 2015, compared to $14.4 billion at December 31, 2014 and $10.8 billion at March 31, 2014. The increase in average loans was reflective of strong period-end loan growth of $2.5 billion at December 31, 2014, of which $1.7 billion was driven by our private equity/venture capital portfolio. Period-end loan growth came primarily from our Accelerator/Early-stage and Private Bank portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million decreased by $12.7 million and totaled $6.1 billion, $6.2 billion and $3.9 billion at March 31, 2015, December 31, 2014 and March 31, 2014, respectively, which represents 42.2 percent, 42.5 percent and 36.0 percent of total gross loans, respectively. Further details are provided under the section “Loan Concentrations."

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	March 31, 2014
Allowance for loan losses, beginning balance	$165,359	$129,061	$142,886
Provision for loan losses	6,452	40,435	494
Gross loan charge-offs	(5,487)	(4,979)	(21,150)
Loan recoveries	1,551	842	1,312
Allowance for loan losses, ending balance	$167,875	$165,359	$123,542
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.18%	1.11%	0.02%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.16	0.15	0.79
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.11	0.13	0.74
Allowance for loan losses as a percentage of period-end total gross loans	1.15	1.14	1.13
Period-end total gross loans	$14,546,745	$14,488,766	$10,920,482
Average total gross loans	14,148,842	12,800,410	10,852,905

Our provision for loan losses was $6.5 million for the first quarter of 2015, compared to $40.4 million for the fourth quarter of 2014. The provision of $6.5 million was primarily driven by an increase of $8.7 million in the reserve for impaired loans, primarily reflective of an increase in the reserve for a previously impaired loan, as well as $3.9 million for net charge-offs. These increases were offset by a decrease of $6.8 million due to the improvement in the credit quality of our performing loans.

Gross loan charge-offs of $5.5 million for the first quarter of 2015 primarily came from two early-stage client loans within our hardware loan portfolio.

Our allowance for loan losses as a percentage of total gross loans increased to 1.15 percent at March 31, 2015, compared to 1.14 percent at December 31, 2014. The increase of 1 basis point in our allowance for loan losses as a percentage of total gross loans is reflective of a 6 basis point increase in our reserve for impaired loans due to larger impaired loan balances as noted above, offset by a 5 basis point decrease in our allowance for loan losses for total gross performing loans as a percentage of total gross loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased to 0.99 percent at March 31, 2015 compared to 1.04 percent at December 31, 2014 primarily due to the improved credit quality of our performing loans reflective of the continued shift in the mix of our overall loan portfolio to our private equity/venture capital loan portfolio.

Our impaired loans totaled $42.4 million at March 31, 2015, compared to $38.1 million at December 31, 2014. Our impaired loan balance increased $4.3 million, primarily as a result of $9.3 million in newly impaired loans, partially offset by $2.5 million in repayments and $2.5 million in charge-offs. Newly impaired loans of $9.3 million primarily came from two clients. The allowance for loan losses related to impaired loans was $23.8 million at March 31, 2015, compared to $15.1 million at December 31, 2014.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $67.5 billion for the first quarter of 2015, compared to $64.5 billion for the fourth quarter of 2014 and $50.8 billion for the first quarter of 2014. Period-end total client funds were $69.0 billion at March 31, 2015, compared to $66.7 billion at December 31, 2014 and $53.7 billion at March 31, 2014.

Deposits

Average deposits were $33.9 billion for the first quarter of 2015, compared to $32.6 billion for the fourth quarter of 2014 and $23.7 billion for the first quarter of 2014. Period-end deposits were $33.9 billion at March 31, 2015, compared to $34.3 billion at December 31, 2014 and $25.5 billion at March 31, 2014. The increase in average deposits during the first quarter of 2015 was reflective of strong period-end deposit growth at December 31, 2014 primarily from our early-stage clients, resulting from increased venture capital funding activity during the fourth quarter of 2014. The decrease in period-end deposits during the first quarter of 2015 was primarily reflective of the increased utilization of off-balance sheet client investment funds by our clients at the end of the first quarter of 2015 contributing to a decrease of approximately $1.2 billion. This decrease was offset by $0.8 billion in period-end deposit growth primarily from our Accelerator/Early-stage clients resulting from continued venture capital funding activity during the first quarter of 2015.

Off-Balance Sheet Client Investment Funds

Average off-balance sheet client investment funds were $33.6 billion for the first quarter of 2015, compared to $31.9 billion for the fourth quarter of 2014 and $27.1 billion for the first quarter of 2014. Period-end client investment funds were $35.2 billion at March 31, 2015, compared to $32.4 billion at December 31, 2014 and $28.2 billion at March 31, 2014. The increase in period-end off-balance sheet client investment funds from the fourth quarter of 2014 to the first quarter of 2015 was primarily attributable to our clients' increased utilization of our sweep money market and repurchase agreement funds.

Long-term Debt

On January 29, 2015, we issued $350 million of 3.50% Senior Notes due in January 2025. We received net proceeds from this offering of approximately $346 million after deducting underwriting discounts and commissions and issuance costs. The balance of our 3.50% Senior Notes at March 31, 2015 was $349.7 million, which is reflective of a $0.3 million discount.

Noninterest Income

Noninterest income was $172.0 million for the first quarter of 2015, compared to $167.6 million for the fourth quarter of 2014 and $310.2 million for the first quarter of 2014. Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses related to the pending sale transaction of SVBIF during the fourth quarter of 2014, was $109.8 million for the first quarter of 2015, compared to $104.3 million for the fourth quarter of 2014 and $123.5 million for the first quarter of 2014. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures")

The increase of $4.4 million ($5.5 million net of noncontrolling interests and excluding net losses from the SVBIF sale transaction) in noninterest income from the fourth quarter of 2014 to the first quarter of 2015 was primarily driven by higher fee income from our credit cards and letters of credit/standby letters of credit businesses.

Items impacting the change in noninterest income from the fourth quarter of 2014 to the first quarter of 2015 were as follows:

•
Gains on investment securities of $83.2 million for the first quarter of 2015, compared to gains of $94.8 million for the fourth quarter of 2014. Net of noncontrolling interests, non-GAAP net gains on investment securities were $19.6 million for the first quarter of 2015 compared to net gains of $16.6 million for the fourth quarter of 2014. The non-GAAP net gains, net of noncontrolling interests, of $19.6 million for the first quarter of 2015 were primarily driven by the following:

◦	Gains of $7.4 million from our strategic and other investments, primarily driven by strong distributions from our strategic venture capital fund investments.

◦
Gains of $5.1 million from our managed direct venture funds, primarily related to realized gains from distributions of investments, including the remaining shares of FireEye, Inc. ("FireEye"), as well as unrealized valuation increases.

◦	Gains of $3.5 million from our managed funds of funds, primarily related to unrealized valuation increases.

◦	Gains of $2.6 million from the sales of certain of our equity security holdings in public companies received as a result of warrant exercises.
As of March 31, 2015, we held investments, either directly or indirectly through 16 of our managed investment funds, in 477 funds (primarily venture capital funds), 109 companies and 5 debt funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests for the three months ended March 31, 2015 and December 31, 2014, respectively:

	Three months ended March 31, 2015
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$47,666	$24,557	$917	$2,596	$7,423	$83,159
Less: income attributable to noncontrolling interests, including carried interest	44,162	19,442	—	—	—	63,604
Non-GAAP net gains on investment securities, net of noncontrolling interests	$3,504	$5,115	$917	$2,596	$7,423	$19,555

	Three months ended December 31, 2014
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$70,378	$15,307	$(428)	$(1,187)	$10,717	$94,787
Less: income attributable to noncontrolling interests, including carried interest	64,442	13,783	—	—	—	78,225
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$5,936	$1,524	$(428)	$(1,187)	$10,717	$16,562

•
Net gains on derivative instruments were $39.7 million for the first quarter of 2015, compared to $33.4 million for the fourth quarter of 2014. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Net gains on equity warrant assets	$20,278	$20,153	$25,373
Gains (losses) on foreign exchange forward contracts, net:
(Losses) gains on client foreign exchange forward contracts, net	(507)	3,723	302
Gains (losses) on internal foreign exchange forward contracts, net (1)	20,018	9,560	(1,029)
Total gains (losses) on foreign exchange forward contracts, net	19,511	13,283	(727)
Net losses on other derivatives (2)	(60)	(71)	(479)
Total gains on derivative instruments, net	$39,729	$33,365	$24,167

(1)
Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments. The change in fair value of our foreign exchange forward contracts is offset by the revaluation of foreign currency denominated instruments which are included in the line item "Other" within noninterest income.

(2)	Primarily represents the change in fair value of our client interest rate derivatives and our interest rate swaps.

◦	Net gains of $39.7 million on derivative instruments for the first quarter of 2015 were primarily attributable to the following:

•Net gains on equity warrant assets of $20.3 million were attributable to the following:

◦
Net gains of $16.5 million from changes in warrant valuations in the first quarter of 2015 compared to net gains of $19.4 million for the fourth quarter of 2014. The warrant valuation gains were primarily from our private company warrant portfolio, of which $10.9 million was attributable to four companies.

◦
Net gains of $4.0 million from the exercise of equity warrant assets, compared to net gains of $1.1 million for the fourth quarter of 2014, comprised of various exercises in our private company warrant portfolio.

At March 31, 2015, we held warrants in 1,525 companies with a total value of $124 million.  Of the 1,525 companies, 25 companies made up approximately 40 percent of the fair value of the portfolio at March 31, 2015. The gains from our equity warrants that are from changes in warrant valuations are currently unrealized, and the extent such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.

•
Net gains of $20.0 million on internal foreign exchange forward contracts used to economically reduce our foreign exchange exposure to foreign currency denominated instruments for the first quarter of 2015, compared to net gains of $9.6 million for the fourth quarter of 2014. The net gains of $20.0 million were offset by net losses of $20.2 million from the revaluation of foreign currency denominated instruments that are included in the line item "Other" within noninterest income.

•
Net losses of $0.5 million on client foreign exchange forward contracts, compared to net gains of $3.7 million for the fourth quarter of 2014. The $4.2 million decrease from net gains to net losses was primarily reflective of the appreciation of the U.S. dollar during the first quarter of 2015. The net losses of $0.5 million were offset by net gains of $0.6 million from the revaluation of foreign currency denominated cash that are included in the line item "Other" within noninterest income.

Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, letters of credit fees and client investment fees) increased $2.9 million to $58.2 million for the first quarter of 2015, compared to $55.3 million for the fourth quarter of 2014 and $50.9 million for the first quarter of 2014. Reconciliations of our non-GAAP noninterest income, non-GAAP core fee income and non-GAAP net gains on investment securities discussed in this section are provided under the section “Use of Non-GAAP Financial Measures.”
The following table provides a summary of our non-GAAP core fee income:

	Three months ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Non-GAAP core fee income:
Foreign exchange fees	$17,678	$18,624	$17,196
Credit card fees	12,090	10,352	10,282
Deposit service charges	10,736	10,593	9,607
Lending related fees	8,022	7,503	6,303
Letters of credit and standby letters of credit fees	5,202	4,142	4,140
Client investment fees	4,482	4,132	3,418
Total Non-GAAP core fee income	$58,210	$55,346	$50,946

The increase in non-GAAP core fee income from the fourth quarter of 2014 to the first quarter of 2015 was primarily attributable to the following:

◦	An increase of $1.7 million in credit card fees reflective of an increase in credit card interchange fee income as a result of increased volume.

◦
An increase of $1.1 million in letters of credit and standby letters of credit fees primarily as a result of an increase in deferred fee income reflective of an increase in larger letter of credit issuances during the fourth quarter of 2014.

◦
A decrease of $0.9 million in foreign exchange fees as a result of decreased transaction volume in the first quarter of 2015 as compared to the fourth quarter of 2014, which saw significant growth from several large transactions.

Overall Summary of Investments in FireEye

During the first quarter of 2015, our managed direct venture funds distributed the remaining 2.5 million FireEye Shares to their respective investors, resulting in $15.9 million of realized gains on investment securities ($3.3 million net of noncontrolling interests but inclusive of the Company's carried interests). As of March 31, 2015, we no longer hold any FireEye Shares, either directly or through our managed direct venture funds.

Noninterest Expense

Noninterest expense was $196.1 million for the first quarter of 2015, compared to $186.1 million for the fourth quarter of 2014 and $170.4 million for the first quarter of 2014. The increase of $10.0 million in noninterest expense is primarily driven by an $8.5 million increase in compensation and benefits, which is reflective of first quarter seasonal increases as noted below.

The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2015	December 31, 2014	March 31, 2014
Compensation and benefits:
Salaries and wages	$51,425	$50,147	$44,353
Incentive compensation plan	26,376	25,917	24,775
ESOP	2,167	1,292	1,673
Other employee benefits (1)	35,802	29,871	31,706
Total compensation and benefits	$115,770	$107,227	$102,507
Period-end full-time equivalent employees	1,965	1,914	1,737
Average full-time equivalent employees	1,955	1,907	1,735

(1)
Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee-related expenses.

The increase in total compensation and benefits expense primarily consists of the following:

•	An increase of $4.6 million in additional 401(k) contribution expense as a result of payments for the 2014 annual incentive compensation plans during the first quarter.

•
An increase of $1.3 million in salaries and wages primarily due to an increase in the number of average full-time equivalent employees ("FTE") by 48 to 1,955 FTEs for the first quarter of 2015 and annual merit increases, which took effect during the first quarter.

•	An increase of $1.8 million in payroll tax expense as a result of the higher compensation levels noted above.

Non-GAAP noninterest expense, net of noncontrolling interests was $190.6 million for the first quarter of 2015, compared to $180.5 million for the fourth quarter of 2014 and $167.1 million for the first quarter of 2014. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax rate was 41.6 percent for the first quarter of 2015, compared to 44.3 percent for the fourth quarter of 2014 and 40.3 percent for the first quarter of 2014. Prior periods have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (Accounting Standards Update (ASU) No. 2014-01). See below for further details regarding the adoption of ASU 2014-01.

The decrease in our effective tax rate for the first quarter of 2015 is primarily due to the increase in our effective tax rate for the fourth quarter of 2014 primarily reflective of a tax liability incurred on foreign unremitted earnings as a result of the pending sale of SVBIF.

For prior periods, pursuant to ASU 2014-01, (i) amortization expense related to our low income housing tax credits was reclassified from Other noninterest expense to Income tax expense, (ii) additional amortization, net of the associated tax benefits, was recognized in Income tax expense as a result of our adoption of the proportional amortization method and (iii) net deferred tax assets, related to our low income housing tax investments, were written-off. The cumulative effect on retained earnings upon adoption of this guidance on January 1, 2015 was a reduction of $4.7 million. Our previously reported net income for the fourth and first quarters of 2014 decreased $0.8 million and $0.4 million, respectively. This reduction impacted fourth quarter 2014 diluted earnings per share by $0.01 and had no impact on first quarter 2014 diluted earnings per share.

Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Net interest income (1)	$(35)	$(21)	$(8)
Noninterest income (1)	(66,895)	(81,299)	(202,138)
Noninterest expense (1)	5,463	5,536	3,321
Carried interest income (2)	4,701	3,979	15,420
Net income attributable to noncontrolling interests	$(56,766)	$(71,805)	$(183,405)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests was $56.8 million for the first quarter of 2015, compared to $71.8 million for the fourth quarter of 2014 and $183.4 million for the first quarter of 2014. Net income attributable to noncontrolling interests of $56.8 million for the first quarter of 2015 was primarily a result of the following:

•
Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $63.6 million primarily from gains of $44.2 million from our managed funds of funds and gains of $19.4 million from our managed direct venture funds primarily related to valuation increases, and

•	Noninterest expense of $5.5 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as the general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $158.6 million to $3.0 billion at March 31, 2015, primarily due to net income of $88.5 million and an increase in additional paid-in capital of $20.1 million attributable to amortization of share-based compensation, stock option exercises and ESOP contributions during the quarter. Additionally, the increase in our accumulated other comprehensive income from $42.7 million to $92.7 million at March 31, 2015 was primarily driven by an $87.1 million increase in the fair value of our available-for-sale securities portfolio ($51.9 million, net of tax), reflective of a decrease in period-end market interest rates compared to the prior quarter end.

Capital Ratios

Our risk-based regulatory capital ratios (total risk-based capital and tier 1 capital) for SVB Financial Group (“SVB Financial”) as of March 31, 2015 decreased compared to the same ratios as of December 31, 2014. The decrease was primarily a result of the treatment of certain unused commitments and equity exposures under the new regulatory capital rules implementing the “Basel III” capital standards, which became effective January 1, 2015. For Silicon Valley Bank (the "Bank") as of March 31, 2015, our total risk-based capital and tier 1 capital ratios increased compared to the same ratios as of December 31, 2014. This increase was a result of SVB Financial’s contribution of capital to the Bank totaling $350 million, which was funded primarily by the net proceeds from the issuance of our 3.50% Senior Notes. The capital contribution from SVB Financial to the Bank provides continued support of our clients' growth. The increase in the Bank’s ratios, resulting from the contribution, were partially offset by the impact of the new regulatory requirements discussed above.

Beginning in 2015, SVB Financial and the Bank are subject to a new regulatory capital measure called "Common Equity Tier 1" ("CET1") and a related regulatory capital ratio of CET1 to risk-weighted assets implemented under "Basel III" regulatory capital reforms and changes required by the Dodd-Frank Act.

All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for all capital ratios.

Subsequent Events

On April 13, 2015, we successfully completed the pending sale of the outstanding capital stock of the Bank’s subsidiary in India, SVBIF, to Temasek, a Singapore investment company. The final settlement of the sale did not have a material impact on our first quarter 2015 results, or subsequent thereof.

Outlook for the Year Ending December 31, 2015

Our outlook for the year ending December 31, 2015 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide our outlook for certain items (such as gains (losses) from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the year ending December 31, 2015, compared to our 2014 results, we currently expect the following outlook:

	Current full year 2015 outlook compared to 2014 results (as of April 23, 2015)	Change in outlook compared to outlook reported as of January 22, 2015
Average loan balances	Increase at a percentage rate in the mid-twenties	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the low thirties	No change from previous outlook
Net interest income (1)	Increase at a percentage rate in the high teens	No change from previous outlook
Net interest margin (1)	Between 2.40% and 2.60%	No change from previous outlook
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2014 levels	No change from previous outlook
Net loan charge-offs	Between 0.30% and 0.50% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Comparable to 2014 levels	No change from previous outlook
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the mid-teens	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (2) (3)	Increase at a percentage rate in the high single digits	Outlook increased from a percentage rate in the mid-single digits

(1)
Our outlook for net interest income and net interest margin is primarily based on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)	These are non-GAAP measures. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of these measures.

(3)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including in the section “Outlook for the Year Ending December 31, 2015” above, we make forward-looking statements discussing management’s expectations about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; and financial results (and the components of such results) for certain quarters in, and for the full year 2015.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities); (ii) changes in the volume and credit quality of our loans; (iii)  the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios; (iv) changes in our deposit levels; (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets; (vi) variations from our expectations as to factors impacting our cost structure; (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity; (viii) accounting changes, as required by GAAP; and (ix) regulatory or legal changes or their impact on us, including the impact of the Volcker Rule. For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 23, 2015, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2015. The conference call can be accessed by dialing (888) 424-8151 or (847) 585-4422, and entering the passcode “5883913.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, April 23, 2015, through 11:59 p.m. (Pacific Time) on May 22, 2015, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode “5883913.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 23, 2015.

About SVB Financial Group

For more than 30 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group serves companies in technology-related, life science & healthcare, private equity/venture capital, and premium wine industries. Along with commercial banking products and services provided by Silicon Valley Bank, the company offers investment advisory, asset management, private wealth management and brokerage services. We also offer non-banking products and services, such as funds management, private equity/venture capital investment and business valuation services, through our other subsidiaries and divisions. Headquartered in Santa Clara, Calif., SVB Financial Group operates in centers of innovation in the U.S. and around the world. Learn more at svb.com.

Banking services are provided by Silicon Valley Bank, Member FDIC. SVB Financial Group and Silicon Valley Bank are members of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Loans	$165,458	$161,801	$148,172
Investment securities:
Taxable	81,274	79,987	54,420
Non-taxable	772	774	796
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,285	1,163	1,636
Total interest income	248,789	243,725	205,024
Interest expense:
Deposits	1,943	3,181	2,904
Borrowings	7,956	5,807	5,792
Total interest expense	9,899	8,988	8,696
Net interest income	238,890	234,737	196,328
Provision for loan losses	6,452	40,435	494
Net interest income after provision for loan losses	232,438	194,302	195,834
Noninterest income:
Gains on investment securities, net	83,159	94,787	223,912
Gains on derivative instruments, net	39,729	33,365	24,167
Foreign exchange fees	17,678	18,624	17,196
Credit card fees	12,090	10,352	10,282
Deposit service charges	10,736	10,593	9,607
Lending related fees	8,022	7,503	6,303
Letters of credit and standby letters of credit fees	5,202	4,142	4,140
Client investment fees	4,482	4,132	3,418
Other	(9,080)	(15,861)	11,200
Total noninterest income	172,018	167,637	310,225
Noninterest expense:
Compensation and benefits	115,770	107,227	102,507
Professional services	24,185	25,994	21,189
Premises and equipment	12,657	13,449	11,582
Business development and travel	11,112	10,592	10,194
Net occupancy	7,313	7,568	7,320
FDIC and state assessments	5,789	5,546	4,128
Correspondent bank fees	3,421	3,363	3,203
Provision for unfunded credit commitments	2,263	978	1,123
Other (1)	13,598	11,350	9,162
Total noninterest expense	196,108	186,067	170,408
Income before income tax expense	208,348	175,872	335,651
Income tax expense (1)	63,066	46,077	61,296
Net income before noncontrolling interests	145,282	129,795	274,355
Net income attributable to noncontrolling interests	(56,766)	(71,805)	(183,405)
Net income available to common stockholders	$88,516	$57,990	$90,950
Earnings per common share—basic (1)	$1.74	$1.14	$1.98
Earnings per common share—diluted (1)	1.71	1.13	1.95
Weighted average common shares outstanding—basic	51,008,680	50,859,313	45,866,387
Weighted average common shares outstanding—diluted	51,719,086	51,528,150	46,724,812

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2015	December 31, 2014	March 31, 2014
Assets:
Cash and cash equivalents	$1,308,003	$1,796,062	$3,862,464
Available-for-sale securities, at fair value (cost $13,619,702, $13,497,945, and $12,882,413, respectively)	13,746,923	13,540,655	12,843,099
Held-to-maturity securities, at cost (fair value $7,869,653, $7,415,656 and $0, respectively)	7,816,797	7,421,042	—
Non-marketable and other securities (1)	1,706,873	1,728,140	1,769,050
Investment securities	23,270,593	22,689,837	14,612,149
Loans, net of unearned income	14,439,574	14,384,276	10,833,908
Allowance for loan losses	(167,875)	(165,359)	(123,542)
Net loans	14,271,699	14,218,917	10,710,366
Premises and equipment, net of accumulated depreciation and amortization	82,724	79,845	66,123
Accrued interest receivable and other assets (1)	762,971	555,289	454,951
Total assets	$39,695,990	$39,339,950	$29,706,053
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$25,716,586	$24,583,682	$18,314,830
Interest-bearing deposits	8,134,989	9,759,817	7,162,075
Total deposits	33,851,575	34,343,499	25,476,905
Short-term borrowings	77,766	7,781	4,810
Other liabilities	686,501	483,493	407,573
Long-term debt	802,917	453,443	454,770
Total liabilities	35,418,759	35,288,216	26,344,058
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,095,341 shares, 50,924,925 shares and 45,934,521 shares outstanding, respectively	51	51	46
Additional paid-in capital	1,140,435	1,120,350	642,311
Retained earnings (1)	1,738,483	1,649,967	1,477,047
Accumulated other comprehensive income (loss)	92,668	42,704	(30,390)
Total SVBFG stockholders’ equity	2,971,637	2,813,072	2,089,014
Noncontrolling interests	1,305,594	1,238,662	1,272,981
Total equity	4,277,231	4,051,734	3,361,995
Total liabilities and total equity	$39,695,990	$39,339,950	$29,706,053

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2015			December 31, 2014			March 31, 2014
(Dollars in thousands, except yield/rate and ratios)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,570,586	$1,285	0.33%	$1,704,001	$1,163	0.27%	$2,482,190	$1,636	0.27%
Investment securities: (2)
Available-for-sale securities:
Taxable	13,571,213	44,009	1.32	13,526,549	43,844	1.29	12,167,143	54,420	1.81
Non-taxable (3)	—	—	—	—	—	—	81,782	1,225	6.07
Held-to-maturity securities:
Taxable	7,486,164	37,265	2.02	7,031,209	36,143	2.04	—	—	—
Non-taxable (3)	83,591	1,188	5.76	84,123	1,191	5.62	—	—	—
Total loans, net of unearned income (4) (5)	14,046,369	165,458	4.78	12,703,380	161,801	5.05	10,767,684	148,172	5.58
Total interest-earning assets	36,757,923	249,205	2.75	35,049,262	244,142	2.76	25,498,799	205,453	3.27
Cash and due from banks	244,512			305,259			264,478
Allowance for loan losses	(171,222)			(138,133)			(141,073)
Other assets (6)	2,469,376			2,373,798			2,145,429
Total assets	$39,300,589			$37,590,186			$27,767,633
Funding sources:
Interest-bearing liabilities:
NOW deposits	$228,532	$124	0.22%	$208,805	$231	0.44%	$150,737	$136	0.37%
Money market deposits	5,956,920	1,532	0.10	6,102,591	2,615	0.17	4,582,863	2,412	0.21
Money market deposits in foreign offices	207,502	20	0.04	276,056	27	0.04	191,715	46	0.10
Time deposits	111,017	60	0.22	138,075	82	0.24	168,050	100	0.24
Sweep deposits in foreign offices	2,184,821	207	0.04	2,163,450	226	0.04	1,702,563	210	0.05
Total interest-bearing deposits	8,688,792	1,943	0.09	8,888,977	3,181	0.14	6,795,928	2,904	0.17
Short-term borrowings	43,618	12	0.11	9,934	3	0.12	4,984	—	—
3.50% Senior Notes	240,909	2,126	3.58	—	—	—	—	—	—
5.375% Senior Notes	348,456	4,835	5.63	348,398	4,833	5.50	348,229	4,828	5.62
Junior Subordinated Debentures	54,830	840	6.21	54,874	831	6.01	55,005	839	6.19
6.05% Subordinated Notes	50,133	143	1.16	50,528	140	1.10	51,968	125	0.98
Total interest-bearing liabilities	9,426,738	9,899	0.43	9,352,711	8,988	0.38	7,256,114	8,696	0.49
Portion of noninterest-bearing funding sources	27,331,185			25,696,551			18,242,685
Total funding sources	36,757,923	9,899	0.11	35,049,262	8,988	0.10	25,498,799	8,696	0.14
Noninterest-bearing funding sources:
Demand deposits	25,168,987			23,701,071			16,880,520
Other liabilities	570,954			477,481			396,203
SVBFG stockholders’ equity	2,900,546			2,827,512			2,099,819
Noncontrolling interests	1,233,364			1,231,411			1,134,977
Portion used to fund interest-earning assets	(27,331,185)			(25,696,551)			(18,242,685)
Total liabilities and total equity	$39,300,589			$37,590,186			$27,767,633
Net interest income and margin		$239,306	2.64%		$235,154	2.66%		$196,757	3.13%
Total deposits	$33,857,779			$32,590,048			$23,676,448
Average SVBFG stockholders’ equity as a percentage of average assets			7.38%			7.52%			7.56%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(416)			(417)			(429)
Net interest income, as reported		$238,890			$234,737			$196,328

(1)
Includes average interest-earning deposits in other financial institutions of $509 million, $387 million and $317 million; and $0.9 billion, $1.2 billion and $2.0 billion deposited at the Federal Reserve Bank, earning interest at the Fed Funds target rate, for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $23.0 million, $25.6 million and $24.3 million for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

(6)
Average investment securities of $1.8 billion, $1.8 billion and $1.6 billion for the quarters ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consist of non-marketable and other securities.

Gains on Equity Warrant Assets

	Three months ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Equity warrant assets (1):
Gains on exercises, net	$4,043	$1,059	$18,402
Cancellations and expirations	(292)	(279)	(87)
Changes in fair value, net	16,527	19,373	7,058
Total net gains on equity warrant assets (2)	$20,278	$20,153	$25,373

(1)
At March 31, 2015, we held warrants in 1,525 companies, compared to 1,478 companies at December 31, 2014 and 1,343 companies at March 31, 2014. The total value of our warrant portfolio was $124 million at March 31, 2015 compared to $117 million at December 31, 2014, and $91 million at March 31, 2014. Of the 1,525 companies, 25 companies made up approximately 40 percent of the fair value of the portfolio at March 31, 2015.

(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Weighted average common shares outstanding—basic	51,009	50,859	45,866
Effect of dilutive securities:
Stock options and employee stock purchase plan	445	427	566
Restricted stock units	265	242	293
Total effect of dilutive securities	710	669	859
Weighted average common shares outstanding—diluted	51,719	51,528	46,725

SVB Financial and Bank Capital Ratios

	March 31, 2015	December 31, 2014	March 31, 2014
SVB Financial Group:
CET 1 risk-based capital ratio (1)	12.21%	—%	—%
Tier 1 risk-based capital ratio (2)	12.42	12.91	12.35
Total risk-based capital ratio (2)	13.38	13.92	13.41
Tier 1 leverage ratio (2)	7.71	7.74	7.99
Tangible common equity to tangible assets ratio (3)	7.49	7.15	7.03
Tangible common equity to risk-weighted assets ratio (2) (3)	12.60	12.93	12.15
Silicon Valley Bank:
CET 1 risk-based capital ratio (1)	12.36%	—%	—%
Tier 1 risk-based capital ratio (2)	12.36	11.09	10.39
Total risk-based capital ratio (2)	13.35	12.12	11.47
Tier 1 leverage ratio (2)	7.43	6.64	6.72
Tangible common equity to tangible assets ratio (3)	7.60	6.38	6.19
Tangible common equity to risk-weighted assets ratio (2) (3)	12.77	11.19	10.26

(1)
As of March 31, 2015, Common Equity Tier 1 ("CET 1") is a new ratio requirement under the Basel III Capital Rules and represents, common stock, plus related surplus and retained earnings, plus limited amounts of majority interest in the form of common stock, less certain regulatory deductions, divided by total risk-weighted assets.

(2)	Ratios as of March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Ratios for prior periods represent the previous capital rules under Basel I.

(3)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2015	December 31, 2014	March 31, 2014
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software and internet	$1,810,914	$1,937,542	$1,578,092
Hardware	501,456	469,807	562,523
Private equity/venture capital	3,068,021	3,071,069	1,136,554
Life science & healthcare	477,396	437,310	339,634
Premium wine (1)	27,882	28,098	25,512
Other	94,311	54,930	106,085
Total commercial loans	5,979,980	5,998,756	3,748,400
Real estate secured loans:
Premium wine (1)	80,091	80,782	103,369
Consumer (2)	—	—	20,000
Other	22,533	22,733	23,333
Total real estate secured loans	102,624	103,515	146,702
Consumer loans (2)	63,000	56,000	32,350
Total loans individually equal to or greater than $20 million	$6,145,604	$6,158,271	$3,927,452
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software and internet	$3,102,833	$3,058,704	$2,586,343
Hardware	575,169	670,687	641,827
Private equity/venture capital	1,479,616	1,550,230	1,085,218
Life science & healthcare	934,167	863,417	842,585
Premium wine	159,799	161,044	137,182
Other	197,202	181,589	190,260
Total commercial loans	6,448,786	6,485,671	5,483,415
Real estate secured loans:
Premium wine	533,695	526,725	437,715
Consumer	1,208,637	1,117,661	896,779
Other	17,230	17,250	7,500
Total real estate secured loans	1,759,562	1,661,636	1,341,994
Construction loans	85,906	78,851	98,606
Consumer loans	106,887	104,337	69,015
Total loans individually less than $20 million	$8,401,141	$8,330,495	$6,993,030
Total gross loans	$14,546,745	$14,488,766	$10,920,482
Loans individually equal to or greater than $20 million as a percentage of total gross loans	42.2%	42.5%	36.0%
Total clients with loans individually equal to or greater than $20 million	167	170	124
Loans individually equal to or greater than $20 million on nonaccrual status	$27,525	$27,525	$—

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	March 31, 2014
Gross nonperforming, past due, and restructured loans:
Impaired loans	$42,382	$38,137	$24,989
Loans past due 90 days or more still accruing interest	3,099	1,302	99
Total nonperforming loans	$45,481	$39,439	$25,088
OREO and other foreclosed assets	545	561	1,878
Total nonperforming assets	$46,026	$40,000	$26,966
Nonperforming loans as a percentage of total gross loans	0.31%	0.27%	0.23%
Nonperforming assets as a percentage of total assets	0.12	0.10	0.09
Allowance for loan losses	$167,875	$165,359	$123,542
As a percentage of total gross loans	1.15%	1.14%	1.13%
As a percentage of total gross nonperforming loans	369.11	419.28	492.43
Allowance for loan losses for impaired loans	$23,822	$15,051	$6,776
As a percentage of total gross loans	0.16%	0.10%	0.06%
As a percentage of total gross nonperforming loans	52.38	38.16	27.01
Allowance for loan losses for total gross performing loans	$144,053	$150,308	$116,766
As a percentage of total gross loans	0.99%	1.04%	1.07%
As a percentage of total gross performing loans	0.99	1.04	1.07
Total gross loans	$14,546,745	$14,488,766	$10,920,482
Total gross performing loans	14,501,264	14,449,327	10,895,394
Reserve for unfunded credit commitments (1)	38,628	36,419	31,110
As a percentage of total unfunded credit commitments	0.25%	0.25%	0.25%
Total unfunded credit commitments (2)	$15,485,514	$14,705,785	$12,371,296

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended
(Dollars in millions)	March 31, 2015	December 31, 2014	March 31, 2014
Client directed investment assets	$7,017	$6,828	$7,182
Client investment assets under management (2)	17,712	17,475	13,537
Sweep money market funds	8,896	7,565	6,416
Total average client investment funds	$33,625	$31,868	$27,135

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Client directed investment assets	$7,344	$6,158	$6,491	$6,979	$7,395
Client investment assets under management (2)	17,956	18,253	17,423	17,001	14,376
Sweep money market funds	9,870	7,957	7,230	6,396	6,467
Total period-end client investment funds	$35,170	$32,368	$31,144	$30,376	$28,238

(1)	Off-Balance sheet client investment funds are maintained at third party financial institutions.

(2)	These funds represent investments in third party money market mutual funds and fixed-income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

•	Pre-tax net losses for the fourth quarter of 2014 of $13.9 million ($11.4 million, net of tax) from the pending sale of SVBIF at December 31, 2014.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income and expense attributable to noncontrolling interests, adjustments to net interest income for a taxable equivalent basis and the losses noted above for applicable periods.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains on investment securities, net, gains on derivative instruments, net, and other noninterest income items.

	Three months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share data)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net income available to common stockholders (1)	$88,516	$57,990	$63,977	$50,953	$90,950
Less: net losses on SVBIF Sale Transaction (2)	—	13,934	—	—	—
Tax impact from net losses on SVBIF Sale Transaction	—	(5,398)	—	—	—
Tax impact of undistributed earnings of SVBIF	—	2,900	—	—	—
Non-GAAP net income available to common stockholders	$88,516	$69,426	$63,977	$50,953	$90,950
GAAP earnings per common share — diluted (1)	$1.71	$1.13	$1.24	$1.04	$1.95
Less: net losses on SVBIF Sale Transaction (2)	—	0.28	—	—	—
Tax impact from net losses on SVBIF Sale Transaction	—	(0.11)	—	—	—
Tax impact of undistributed earnings of SVBIF	—	0.06	—	—	—
Non-GAAP earnings per common share — diluted (1)	$1.71	$1.36	$1.24	$1.04	$1.95
Weighted average diluted common shares outstanding	51,719,086	51,528,150	51,570,771	49,044,949	46,724,812

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)	Pre-tax net losses of $13.9 million on the pending sale of SVBIF are included in other noninterest income at December 31, 2014.

	Three months ended
Non-GAAP return on average assets (annualized) and average SVBFG stockholders' equity (annualized) (Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net income available to common stockholders (1)	$88,516	$57,990	$63,977	$50,953	$90,950
Non-GAAP net income available to common stockholders	$88,516	$69,426	$63,977	$50,953	$90,950
Average Assets	$39,300,589	$37,590,186	$34,598,285	$31,745,630	$27,767,633
Return on average assets (annualized) (1)	0.91%	0.61%	0.73%	0.64%	1.33%
Non-GAAP return on average assets (annualized)	0.91	0.73	0.73	0.64	1.33
Average SVBFG stockholders' equity (annualized)	$2,900,546	$2,827,512	$2,729,862	$2,397,386	$2,099,819
Return on average SVBFG stockholders' equity (annualized) (1)	12.38%	8.14%	9.30%	8.52%	17.57%
Non-GAAP return on average SVBFG stockholders' equity (annualized)	12.38	9.74	9.30	8.52	17.57

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP noninterest income	$172,018	$167,637	$80,167	$14,210	$310,225
Less: income (losses) attributable to noncontrolling interests, including carried interest	62,194	77,320	4,911	(35,325)	186,718
Non-GAAP noninterest income, net of noncontrolling interests	$109,824	$90,317	$75,256	$49,535	$123,507
Less: net losses on SVBIF Sale Transaction	—	13,934	—	—	—
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	$109,824	$104,251	$75,256	$49,535	$123,507

	Three months ended
Non-GAAP core fee income (Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP noninterest income	$172,018	$167,637	$80,167	$14,210	$310,225
Less: gains (losses) on investment securities, net	83,159	94,787	5,644	(57,320)	223,912
Less: gains on derivative instruments, net	39,729	33,365	26,538	12,775	24,167
Less: other noninterest (loss) income	(9,080)	(15,861)	(5,361)	8,762	11,200
Non-GAAP core fee income	$58,210	$55,346	$53,346	$49,993	$50,946

	Three months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP net gains (losses) on investment securities	$83,159	$94,787	$5,644	$(57,320)	$223,912
Less: income (losses) attributable to noncontrolling interests, including carried interest	63,604	78,225	6,757	(35,240)	186,552
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$19,555	$16,562	$(1,113)	$(22,080)	$37,360

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP noninterest expense (1)	$196,108	$186,067	$179,761	$170,944	$170,408
Less: expense attributable to noncontrolling interests	5,463	5,536	4,743	5,267	3,321
Non-GAAP noninterest expense, net of noncontrolling interests	$190,645	$180,531	$175,018	$165,677	$167,087
GAAP net interest income	$238,890	$234,737	$220,565	$204,965	$196,328
Adjustments for taxable equivalent basis	416	417	416	427	429
Non-GAAP taxable equivalent net interest income	$239,306	$235,154	$220,981	$205,392	$196,757
Less: income (losses) attributable to noncontrolling interests	35	21	9	(5)	8
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$239,271	$235,133	$220,972	$205,397	$196,749
GAAP noninterest income	$172,018	$167,637	$80,167	$14,210	$310,225
Non-GAAP noninterest income, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	109,824	104,251	75,256	49,535	123,507
GAAP total revenue	$410,908	$402,374	$300,732	$219,175	$506,553
Non-GAAP taxable equivalent revenue, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction	$349,095	$339,384	$296,228	$254,932	$320,256
GAAP operating efficiency ratio	47.73%	46.24%	59.77%	77.99%	33.64%
Non-GAAP, net of noncontrolling interests and excluding net losses on SVBIF Sale Transaction operating efficiency ratio	54.61	53.19	59.08	64.99	52.17

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

Non-GAAP non-marketable and other securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP non-marketable and other securities (1)	$1,706,873	$1,728,140	$1,702,218	$1,755,990	$1,769,050
Less: amounts attributable to noncontrolling interests	1,196,603	1,216,343	1,200,903	1,265,651	1,277,204
Non-GAAP non-marketable and other securities, net of noncontrolling interests	$510,270	$511,797	$501,315	$490,339	$491,846

(1)
Prior period amounts have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
GAAP SVBFG stockholders’ equity (1)	$2,971,637	$2,813,072	$2,718,109	$2,670,909	$2,089,014
Tangible common equity (1)	$2,971,637	$2,813,072	$2,718,109	$2,670,909	$2,089,014
GAAP total assets (1)	$39,695,990	$39,339,950	$36,037,159	$33,307,771	$29,706,053
Tangible assets (1)	$39,695,990	$39,339,950	$36,037,159	$33,307,771	$29,706,053
Risk-weighted assets (2)	$23,576,724	$21,755,091	$19,482,333	$18,429,007	$17,199,987
Tangible common equity to tangible assets (1)	7.49%	7.15%	7.54%	8.02%	7.03%
Tangible common equity to risk-weighted assets (1)(2)	12.60	12.93	13.95	14.49	12.15

(1)
Prior period amounts and ratios have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios as of March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Amounts and ratios for prior periods represent the previous capital rules under Basel I.

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Tangible common equity (1)	$2,886,173	$2,399,411	$2,320,613	$2,279,833	$1,732,930
Tangible assets (1)	$37,974,587	$37,607,973	$34,359,839	$31,633,637	$28,007,641
Risk-weighted assets (2)	$22,602,065	$21,450,480	$19,144,527	$18,059,726	$16,895,389
Tangible common equity to tangible assets (1)	7.60%	6.38%	6.75%	7.21%	6.19%
Tangible common equity to risk-weighted assets (1)(2)	12.77	11.19	12.12	12.62	10.26

(1)
Prior period amounts and ratios have been revised to reflect the retrospective application of new accounting guidance adopted in the first quarter of 2015 related to our investments in qualified affordable housing projects (ASU 2014-01).

(2)
Amounts and ratios as of March 31, 2015 reflect the adoption of the Basel III Capital Rules in effect beginning January 1, 2015. Amounts and ratios for prior periods represent the previous capital rules under Basel I.